Exhibit 99.1

Longs Reports Preliminary January and Fourth Quarter Sales

WALNUT CREEK, CA (February 4, 2005) – Longs Drug Stores Corporation (NYSE:LDG) today reported preliminary total sales of $335.6 million for the four-week period ended January 27, 2005, a 2.6% decrease from sales of $344.6 million in the comparable period a year ago. Pharmacy sales were 50.3% of total drug store sales compared with 48.5% a year ago.

Preliminary January same-store sales decreased 2.5% from the comparable period last year. Pharmacy same-store sales increased 0.9% and front-end same-store sales decreased 5.7%. Last year, Longs estimated that January same-store sales were favorably impacted by 200 to 250 basis points as a result of the grocery strike in Southern California that began on October 11, 2003.

Preliminary total sales of $1.20 billion for the thirteen weeks ended January 27, 2005 were 2.4% lower than the $1.23 billion reported in the comparable period last year. Pharmacy sales were 45.7% of total drug store sales during the period, compared with 43.9% a year ago. Same-store sales decreased 2.8%, with pharmacy same-store sales increasing 1.0% and front-end same-store sales decreasing 5.7%. Last year, Longs estimated that fourth quarter same-store sales were favorably impacted by 200 to 250 basis points as a result of the Southern California grocery strike.

Preliminary total sales of $4.61 billion for the 52 weeks ended January 27, 2005 were 1.8% higher than the $4.53 billion reported in the comparable period last year. Pharmacy sales were 47.4% of total drug store sales during the period, compared with 46.3% a year ago. Same-store sales increased 0.6%, with pharmacy same-store sales increasing 2.7% and front-end same-store sales decreasing 1.3%.

About Longs Drug Stores Corporation

Longs Drug Stores Corporation is one of the most recognized retail drug store chains on the West Coast and in Hawaii. Through its 472 stores located in California, Hawaii, Washington, Nevada, Colorado and Oregon, Longs Drug Stores serves the health and well-being needs of consumers through customer-oriented pharmacy services and convenient product offerings that include over-the-counter medications, photo and cosmetics. Headquartered in Walnut Creek, California, Longs also provides pharmacy benefit management (PBM) services through its RxAmerica subsidiary. Additional information about Longs Drug Stores Corporation and its Internet prescription services is available at www.longs.com.